UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 17, 2012

INVESTVIEW, INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12244 South Business Park Drive, Suite 240

Draper, Utah 84020

(Address of Principal Executive Offices)        (Zip Code)

Registrant’s Telephone Number, including area code: (801) 889-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Executive Officer Appointment

On August 17, 2012, David M. Kelley was engaged by Investview, Inc. (the "Company") to serve as the Chief Operating Officer (“COO”) of the Company.

Mr. Kelley executed an employment agreement with the Company pursuant to which he was appointed as the Chief Operating Officer of the Company in consideration of an annual salary of $200,000. The salary will not be paid until the earlier of 90 days from the date of the agreement or upon the CEO of the Company determining that the Company is financially capable in paying the salary. If certain performance metrics are achieved, then the base salary shall be increased to $300,000 during year two of the agreement. Additionally, Mr. Kelley will be eligible for annual cash bonuses equal to at least 50% of his salary subject to recommendation of the Compensation Committee or the Board of Directors. As additional compensation, the Company granted Mr. Kelley an initial award of 250,000 restricted shares of common stock of the Company of which half shall vest on the one year anniversary of the employment agreement and the balance shall vest on a quarterly basis in the fiscal year ending March 31, 2014.

In addition to the salary and any bonus, Mr. Kelley will be entitled to receive health and fringe benefits that are generally available to the Company’s management employees. The term of the agreement is for two years which automatically renews for two year periods unless terminated prior to the 90th day following the expiration of the applicable term.

Mr. Kelley served as Chief Operating Officer and Executive Vice President of TD AMERITRADE Holding Corp. from October 1, 2008 to January 28, 2011. Mr. Kelley was responsible for all operations, technology and strategic project management initiatives, including back-office support for TD AMERITRADE retail client service, institutional and clearing business units. Mr. Kelley served as Chief Information Officer of TD AMERITRADE Holding Corporation since October 2007 and served as its Head of Retail Investor Group & Special Projects. Mr. Kelley was responsible for all information technology initiatives, including business applications, engineering, emerging technology and architecture, information security, trading operations and user experience. Mr. Kelley joined TD AMERITRADE in June 2006 as the Senior Vice President of the Retail Investor Group. Mr. Kelley served in a number of technology leadership roles with Merrill Lynch before joining TD AMERITRADE in 2006. An executive with over 25 years of experience in the financial services industry, Mr. Kelley held a number of senior management roles in operations, finance, risk, and technology. Mr. Kelley has a highly successful record for developing and growing businesses, building high performance executive teams, and leading organizations with P&L responsibilities. Mr. Kelley serves as a Director of Next IT Corporation. Mr. Kelley also serves on the Board of Trustees for the Monmouth County, NJ SPCA. Mr. Kelley received his M.B.A. from Rider University, where he also received his B.S. in Commerce.

Secured Convertible Promissory Note Financing

To obtain additional funding for working capital, the Company entered into Subscription Agreements on August 6, 2012 and August 17, 2012, with Dr. Joseph Louro, the CEO of the Company, and David Kelley, the COO of the Company, respectively both of whom are accredited investors (the “August 2012 Investors”) each for the sale of (i) $100,000 in 8% Notes (the “Notes”) and (ii) Warrants to purchase an aggregate of 12,500 shares of our common stock. The closings occurred on August 6, 2012 and August 17, 2012, respectively. As a result of the above closings, the Company has issued an aggregate of $200,000 in Notes.

The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the August 2012 Investor’s option, at a conversion price of $4.00 per share. Based on this conversion price, the Notes in an aggregate amount of $200,000 excluding interest was convertible into an aggregate of 50,000 shares of the Company’s common stock.

The Company may prepay the Notes only with the written consent of the holder. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the August 2012 Investors a security interest in substantially all of our assets and intellectual property.

The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $6.00 per share.

The sale of the Notes was completed on August 6, 2012 and August 17, 2012, respectively. As of the date hereof, the Company is obligated on $200,000 in face amount of Note issued to the August 2012 Investors. The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The Notes and Warrants were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

This description of the above financing does not purport to be complete and are qualified in its entirety by reference to the financing documents, which are attached as exhibits hereto and incorporated by reference herein.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

4.1	Form of Subscription Agreement

4.2	Form of 8% Secured Convertible Note

4.3	Form of Common Stock Purchase Warrant

4.4	Form of Security Agreement

10.1	Employment Agreement by and between Investview, Inc. and David M. Kelley dated August 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By:	/s/ John R. MacDonald
Name:	John R. MacDonald
Title:	Chief Financial Officer

Date:      August 20, 2012